Exhibit 4.24

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (the “Amendment”), is entered into and made effective as of September 1, 2004 by and between Elbit Vision Systems Ltd., an Israeli company (the “Parent”); M.S. Master Investments (2002) Ltd., S.R. Master Investments (2002) Ltd. and R.D. Master Investments (2002) Ltd. (each a “Seller” and together the “Sellers”); Menashe Shochat, Silviu Rabinovich and Robert Dalfen (each a “Founder” and together the “Founders”); ScanMaster Systems (IRT) Ltd., a company registered in the State of Israel (the “Israeli Target Company”), IRT ScanMaster Systems, Inc., a New Hampshire corporation (the “US Target Company”) (Israeli Target Company and US Target Company shall together be referred to herein as the “Target Companies”) and Avner Shacham (“Avner”).

W I T N E S S E T H :

WHEREAS, IRT ScanMaster Holdings, Inc., a Delaware corporation (the “Company”) and former parent company to the Target Companies was liquidated by the Sellers effective as of August 27, 2004 and all of its assets were distributed to the Sellers;

WHEREAS, the Escrow Agent (as defined below) has already received three million United States dollars ($3,000,000) from Cornell Capital Partners, LLC, to be used by Parent as the Cash Payment (as defined below);

WHEREAS, the Company, Parent, Sellers, Founders and the Target Companies entered into a share purchase agreement on August 6, 2004 (the “SPA”);

WHEREAS, the price per share of the Company’s Ordinary Shares for the purposes of the SPA has been determined by the parties to equal $0.7418184 (the “PPS”); and

WHEREAS, the parties desire to amend the SPA on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereby agree as follows:

1.     This amendment constitutes an integral part of the SPA and sets forth the amendments agreed upon by the parties thereto. Any capitalized term not defined herein shall have the same meaning ascribed to it in the SPA.

2.     Sections 1.4, 6.7, 6A, 7.9, 7.11 and 8.1(e) of the SPA are hereby deleted in their entirety.

3.     For the purposes of the SPA, the term “Escrow Shares” shall mean one million seven hundred eighteen thousand seven hundred forty nine (1,718,749) Ordinary Shares. The Escrow Shares shall be held by the Escrow Agent until the expiration of the Extended Escrow Period (as defined below) pursuant to the terms and conditions of Section 9 below and the Escrow Agreement.

4.     Section 1.1 of the SPA is hereby amended and restated in its entirety as follows:

“1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Sellers, Avner and the Former Option Holders shall transfer, assign, convey and deliver to Parent, and Parent shall purchase from the Sellers, Avner and the Former Option Holders, the Target Shares, free and clear of all Liens. The closing of the purchase and sale (the “Closing”) shall take place on such date, time and place as the parties may mutually agree (the “Closing Date”). At the Closing, the Founders shall cause the Sellers, Avner and the Former Option Holders to deliver to Yigal Arnon & Co. – Trust Company Ltd. (the “Escrow Agent”), subject to the terms and conditions of the Escrow Agreement (as defined below), one or more instruments transferring the Target Shares to Parent, and Parent shall deliver to the Escrow Agent, subject to the terms and conditions of the Escrow Agreement (as defined below) the Ordinary Shares (as defined below) and the Cash Payment (as defined below).”

5.     Section 1.3 of the SPA is hereby amended and restated in its entirety as follows:

“1.3 Purchase Price. The aggregate consideration paid to the Sellers, Avner and the Former Option Holders for the Target Shares (the “Purchase Consideration”), shall be cash in an aggregate amount equal to three million United States dollars ($3,000,000) (the “Cash Payment”) and seven million four hundred fourteen thousand two hundred thirteen (7,414,213) Ordinary Shares of Parent, nominal value NIS 1.00 per share (the “Ordinary Shares”), as follows: (a) on the Closing Date, Parent shall instruct the Escrow Agent to withhold cash as required by any Legal Requirement or pursuant to the terms of a ruling of the Israeli Tax Authorities from the aggregate amount of two million seven hundred thousand US dollars ($2,700,000) of the Cash Payment (the “Initial Cash”) and release the remainder of the Initial Cash to the Sellers and Avner and to the Israeli Target Company for transfer to the Former Option Holders (net of any withholding required by any Legal Requirement), all in the proportions set forth in Schedule A; (b) on the Closing Date, Parent shall provide the Escrow Agent with an irrevocable letter of instruction, attached as Annex A (the “Instruction Letter”), to the Parent’s stock transfer agent for the issuance and delivery of the Ordinary Shares to the Escrow Agent to be held in accordance with the Escrow Agreement, representing three million seven hundred seven thousand one hundred seven (3,707,107) Ordinary Shares (the “Initial Shares”); (c) on the Closing Date, Parent shall authorize and instruct the Escrow Agent to hold an aggregate amount of cash equal to three hundred thousand United States dollars ($300,000) plus any interest accrued on such amount since the Closing Date (the “Trust Cash”), subject to the terms and conditions of Section 9 below and the Escrow Agreement; and (d) on the Closing Date, Parent shall provide the Escrow Agent with an Instruction Letter for the issuance and delivery of three million seven hundred seven thousand one hundred six (3,707,106) Ordinary Shares (the “Trust Shares”) to the Escrow Agent, to be held subject to the terms and conditions of the Escrow Agreement and Section 9 below. Any banking fees arising from the transfer of Cash Payment pursuant to this SPA shall be borne equally by the Founders and Parent.”

6.     For the purposes of the SPA, Avner shall be considered a Founder with the exception of Sections 1.5, 5.4, 6.4(b), 6.4(e) and 7.4(f).

7.     The following new Section 5.14 shall be added to the SPA:

“5.14 Tax Pre-Rulings. Following the Closing, the Founders, the Sellers and the Parent shall together use their best efforts to receive one or more pre-rulings from the Israeli Tax Authorities (the “Ruling”) which allow for (a) the deferral by the Founders, Sellers and Former Option Holders of taxes to be paid in connection with the transactions contemplated by this Agreement, including the sale of Target Shares and exercise of employee stock options and receipt of Parent Ordinary Shares, and (b) dissolution of the Company and distribution of its assets and liabilities, if any, to the Sellers.”

8.     The phrase “Subject to Section 6A,” is hereby deleted in its entirety from the first sentence of Section 6.

9.     Section 6.4(a) of the SPA is hereby amended and restated in its entirety as follows:

“(a)     fully executed escrow agreement to be entered into with the Escrow Agent setting forth the terms of the Purchase Consideration (the “Escrow Agreement”) in the form attached hereto as Exhibit E.”

10.     Section 7.4(a) of the SPA is hereby amended and restated in its entirety as follows:

“(a)    Instruction Letter for the issuance and delivery of the Ordinary Shares to the Escrow Agent to be held in accordance with the Escrow Agreement;"

11.     Section 7.10 of the SPA is hereby amended and restated in its entirety as follows:

“7.10 Adoption of Plan. The Parent shall have adopted the Section 102 option plan of the Israeli Target Company with respect to the Former Option Holders.”

12.     The following subsections (v), (vi) and (vii) shall be added to Section 9.2(a) of the SPA:

“(v) any claim related to commission(s) owed to Dr. Anbar, if any, pursuant to that certain Principles of Agreement between the Israeli Target Company and Dr. A. I. Anbar dated October 31, 2002 or any other agreement with Dr. Anbar; (vi) any claim related to commission(s) owed to O.D.B. Marketing (1993) Ltd. (“ODB”), if any, pursuant to that certain Principles of Cooperation Agreement between the Israeli Target Company and ODB dated September 19, 2003 or any other agreement with ODB; or (vii) any claim related to an Excluded Claim (as defined below).”

13.     The last sentence of Section 9.2(a) is hereby amended and restated in its entirety as follows:

“Payment from the Escrow Fund, to the extent required pursuant to this Section 9.2, shall be made solely by the transfer of Escrow Shares and where the number of Escrow Shares to be transferred is calculated based on the PPS.”

14.     Section 9.6 of the SPA is hereby amended and restated in its entirety as follows:

“9.6 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement including Section 9.2(a), with the sole exceptions of: (i) claims based upon intentional misrepresentation or fraud; and (ii) claims related to Part 2.14(c) of the Company Disclosure Schedule (the “Excluded Claim”), recourse of the Parent Indemnitees to the Escrow Fund pursuant to this Section 9 shall be the sole and exclusive remedy of the Parent Indemnitees for any Damages that are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject. In the event of an Excluded Claim, the Sellers and Avner, severally and not jointly (and in the event that any Seller is liquidated and/or its assets are distributed following the Closing such Seller shall be replaced by the applicable Founder for the purposes of this Section 9.6), in accordance with their respective proportions set forth in Schedule A, shall be obligated to indemnify the Parent Indemnitees for any Damage resulting from such claim (i) if such claim does not exceed five hundred thousand United States dollars ($500,000), for the amount in excess of one hundred fifty thousand United States dollars ($150,000) and (ii) if such claim is greater than five hundred thousand United States dollars ($500,000), for the amount in excess of two hundred twenty five thousand United States dollars ($225,000), but in each case only to the extent that the Escrow Shares do not cover all the Damages incurred in connection with the Excluded Claim. Notwithstanding Section 9.1(a), the right to make a claim related to the Excluded Claim shall survive the second anniversary of this Agreement, but shall expire if the Israeli Tax Authorities have not made a written demand to the Israeli Target Company relating to the Excluded Claim (a “Demand”) by March 15, 2007 (the “Extended Escrow Period”). Upon the conclusion of the Extended Escrow Period, in the event the Israeli Target Company has not received a Demand and in the event that there is not an EVS Escrow Notice (as defined in the Escrow Agreement) outstanding, the Escrow Agent shall release the remaining Escrow Shares to the Sellers and Avner in the proportions set forth in Schedule A.

15.     The following shall be added following Section 9.6 of the SPA:

“9.7 Remedy for Failure to Meet Sales Expectations.

        Notwithstanding anything to the contrary in this Agreement (including but not limited to Section 9.2(a) and 9.5 above):

        (a)        In the event that on or before June 1, 2005, the shipments and installations of the Target Companies for the seven-month period commencing as of September 1, 2004 and ending on March 31, 2005 (the “7 Month Sales Period”), as confirmed in writing by the Chief Executive Officer of the Israeli Target Company (the “7 Month Sales Report”) based on the gross sales price of the Target Companies’ aggregate shipments and installations for products and services for such period and where an engineer of the Israeli Target Company (an “Engineer”) shall confirm in writing each such installation (the “7 Month Sale Proceeds”), are equal to or greater than six million one hundred forty eight thousand US dollars ($6,148,000) (the “7 Month Sales Target”), the Escrow Agent, upon receipt of the 7 Month Sales Report evidencing the above, shall release one million nine hundred eighty eight thousand three hundred fifty seven (1,988,357) of the Trust Shares (the “Remedy Shares”) to the Sellers and Avner, in the proportions set forth in Schedule A. In the event the 7 Month Sales Proceeds, based on the 7 Month Sales Report are less than the 7 Month Sales Target, the number of Remedy Shares to be released by the Escrow Agent to the Sellers (in the proportions set forth in Schedule A) shall be adjusted downwards one and one quarter percent (1.25%) for every one percent (1%) that the 7 Month Sales Proceeds is less than the 7 Month Sales Target, all as further illustrated in Annex B attached hereto. Notwithstanding anything herein to the contrary, the calculation of the 7 Month Sales Proceeds shall not include any shipments or installations made in connection with any contract or purchase order with the Government of India, Ministry of Railways Research Designs and Standards Organization (“RDSO”) or DB Rail, provided however, that shipments or installations made in connection with any contract or purchase order with RDSO during the 7 Month Sales Period shall be counted towards the calculation of the 7 Month Sales Proceeds to the extent that such shipments or installations replace other shipments or installations which were to have been completed during the 7 Month Sales Period and which the relevant customer notified one of the Target Companies, in writing, that such shipments or installations are to be deferred to a later date.

        (b)        Notwithstanding the above, in the event that the 7 Month Sales Proceeds are less than the 7 Month Sales Target as a direct result of Force Majeure (as defined below), all of such Remedy Shares lost to the Sellers pursuant to Section 9.7(a) above which can be attributed as a direct result of such Force Majeure shall be released by the Escrow Agent to the Sellers and Avner (in the proportions set forth in Schedule A). For the purposes of this Agreement, “Force Majeure” shall mean: (i) extraordinary and disastrous circumstances beyond the reasonable control of the Israeli Target Company that could not have been foreseen or prevented, which has a Material Adverse Effect on the Target Companies, or the industry of ultrasound inspection, including without limitation, war, strikes or labor disputes other than of the Israeli Target Company, embargos, boycotts, or shipping interruptions; or (ii) a customer’s not being prepared to receive such shipment or installation.

        (c)        In the event that on or before March 1, 2005, the shipments and installations of the Target Companies for the four month period commencing as of September 1, 2004 and ending on December 31, 2004 (the “4 Month Sales Period”), as confirmed in writing by the Chief Executive Officer of the Israeli Target Company (the “4 Month Sales Report”), based on the gross sales price of the Target Companies’ aggregate shipments and installations for products and services for such period and where an Engineer shall confirm in writing each such installation (the “4 Month Sales Proceeds”), is equal to or greater than three million six hundred eighty six thousand four hundred US dollars ($3,686,400) (the “4 Month Sales Target”), the Escrow Agent, upon receipt of the 4 Month Sales Report evidencing the above, shall release the Trust Cash to the Sellers and Avner, in the proportions set forth in Schedule A. In the event the 4 Month Sales Proceeds, based on the 4 Month Sales Report is less than the 4 Month Sales Target, the amount of Trust Cash to be released by the Escrow Agent to the Sellers and Avner (in the proportions set forth in Schedule A) shall be adjusted downwards in the same ratio as the 4 Month Sales Proceeds is to the 4 Month Sales Target, all as further illustrated in Annex B attached hereto. Notwithstanding anything herein to the contrary, the calculation of the 4 Month Sales Proceeds shall not include any shipments or installations made in connection with any contract or purchase order with RDSO or DB Rail, provided however, that shipments or installations made in connection with any contract or purchase order with RDSO during the 4 Month Sales Period shall be counted towards the calculation of the 4 Month Sales Proceeds to the extent that such shipments or installations replace other shipments or installations which were to have been completed during the 4 Month Sales Period and which the relevant customer notified one of the Target Companies, in writing, that such shipments or installations are to be deferred to a later date.

        (d)        Notwithstanding the above, in the event that the 4 Month Sales Proceeds are less than the 4 Month Sales Target as a direct result of Force Majeure, all of the Trust Cash lost to the Sellers and Avner pursuant to Section 9.7(c) above which can be attributed as a direct result of such Force Majeure shall be released by the Escrow Agent to the Sellers and Avner (in the proportions set forth in Schedule A).

        (e)        In the event, following the release by the Escrow Agent of Remedy Shares and/or Trust Cash pursuant to Section 9.7(a) and (c), as applicable, an amount of Remedy Shares and/or Trust Cash remains with the Escrow Agent (the “Remaining Proceeds”), such Remaining Proceeds, will be immediately released by the Escrow Agent to the Parent. At such time the Sellers shall immediately lose all right, title and interest to the Remaining Proceeds and the Purchase Consideration set forth in this Agreement shall automatically be decreased proportionately, all as further set forth and described in the Escrow Agreement.”

16.     Notwithstanding the provisions of Exhibit D to the SPA and for the sake of clarity: (i) for as long as at least two of the Founders remain employed with the Israeli Target Company, the Founders shall be entitled to designate two representatives to the board of directors of the Israeli Target Company, (ii) in the event that only one Founder remains employed with the Israeli Target Company, the Founders shall be entitled to designate one representative to the board of directors of the Israeli Target Company and (iii) in the event that none of the Founders are employed with the Israeli Target Company, the Founders shall have no right to designate any representative to the board of directors of the Israeli Target Company.

17.     With respect to Sections 6.3 and 7.3 the consents of Bank Hapoalim B.M and the Investment Center shall not be required to be received as of the Closing. Following the Closing, the Founders, the Sellers and the Parent shall together use their best efforts to receive such consents and approvals.

18.     In the event of any inconsistency or conflict between the provisions of the SPA, the provisions of this Amendment and related annexes or any other document between the parties, this Amendment and its related annexes shall prevail and govern. Except as specifically amended herein, all terms, definitions and conditions of the SPA and related exhibits and schedules remain in full force and effect.

19.     This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel (without giving effect to principles of conflicts of laws). Each party to this Amendment consents to the exclusive jurisdiction and venue of the courts of District of Tel Aviv-Jaffa in the State of Israel.

20.     The address for notices to Avner Shacham is:

48 Hagefen Street Mazkeret Batya 76804

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment to be effective as of the date first written above.

ELBIT VISION SYSTEMS LTD.

By: ______________________

Name: ____________________

Title: _____________________

SCANMASTER SYSTEMS (IRT) LTD.

By: ______________________

Name: ____________________

Title: _____________________

IRT SCANMASTER SYSTEMS, INC.

By: ______________________

Name: ____________________

Title: _____________________

[SIGNATURE PAGE TO AMENDMENT TO SHARE PURCHASE AGREEMENT]

MENASHE SHOCHAT

______________________

SILVIU RABINOVICH

______________________

ROBERT DALFEN

______________________

M.S. MASTER INVESTMENTS (2002) LTD.

By: ______________________

Name: ____________________

Title: _____________________

S.R. MASTER INVESTMENTS (2002) LTD.

By: ______________________

Name: ____________________

Title: _____________________

R.D. MASTER INVESTMENTS (2002) LTD.

By: ______________________

Name: ____________________

Title: _____________________

AVNER SHACHAM

______________________

[CONTINUATION OF SIGNATURE PAGE TO AMENDMENT TO SHARE PURCHASE AGREEMENT]